AMENDMENT TO THE
ETF SERIES SOLUTIONS
FUND ACCOUNTING SERVICING AGREEMENT

    THIS AMENDMENT effective as of the 1st day of December 2021, to the Fund Accounting Servicing Agreement, dated as of May 16, 2012, as amended (the “Agreement”), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update the funds list and fee schedule; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend Second Amended Exhibit P of the Agreement as follows.

Second Amended Exhibit P, the fees of the Nationwide Funds, is hereby superseded and replaced with Third Amended Exhibit P attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF SERIES SOLUTIONS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael D. Barolsky_______	By: /s/Anita M. Zagrodnik________________
Name: Michael D. Barolsky	Name: Anita M. Zagrodnik______________
Title: Vice President	Title: Senior Vice President
Date: 11/29/2021

Third Amended Exhibit P to the ETF Series Solutions Fund Accounting Servicing Agreement – Nationwide Funds

List of Funds

Nationwide Maximum Diversification U.S. Core Equity ETF
Nationwide Risk-Based International ETF
Nationwide Risk-Based U.S. Equity ETF
Nationwide S&P 500 Risk-Managed Income ETF
Nationwide Dow Jones Risk-Managed Income ETF
Nationwide Russell 2000 Risk-Managed Income ETF
Nationwide Nasdaq-100 Risk-Managed Income ETF

Base Fee for Accounting, Administration, and Transfer Agent Services at December 2021
The following reflects the greater of the basis point fee or annual minimum for Funds in the ETF Series Solutions (ESS) Trust where Nationwide acts as Adviser to the Fund.1

Annual Minimum per Fund
Funds [ ]- [ ] $[ ]
Funds [ ]- [ ] $[ ]
Funds [ ]- [ ] $[ ]
Funds [ ]+ $[ ]

Basis Points on Trust AUM
First $[ ] [ ] bp
Next $[ ] [ ] bp
+$[ ] to $[ ] [ ] bp
+$[ ] to $[ ] [ ] bp
+[ ] [ ] bp

See the following pages for Services and associated fees in addition to the Base Fee
See the following pages for OPTIONAL Supplemental Services and Associated Fees

1 Fees are calculated pro rata and billed monthly

Third Amended Exhibit P (continued) to the ETF Series Solutions Fund Accounting Servicing Agreement
Accounting, Administration, TA Services in addition to the Base Fee1 at December 2021
Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)
•$[ ] - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
•$[ ] - Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
•$[ ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
•$[ ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
•$[ ] - Bank Loans
•$[ ] - Swaptions
•$[ ] - Credit Default Swaps
•$[ ] per Month Manual Security Pricing (>[ ] per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action Services
Fee for IDC data used to monitor corporate actions
•$[ ] per Foreign Equity Security per Month
•$[ ] per Domestic Equity Security per Month
•$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month
ESS Trust Chief Compliance Officer Annual Fees*
•$[ ] for the first advisor fund
•$[ ] subsequent funds [ ]- [ ] managed by the advisor
•$[ ] per Fund over [ ] managed by the advisor
•$[ ] per sub-advisor
•No fee for CCO oversight of distributor
•$[ ] onboarding fee
•If a fund launches within [ ] months of execution of the LOI, the onboarding fee is included in the $[ ] first fund fee
•For advisers with more than one fund, fees will be aggregated and allocated equally across all of their funds, with the exception of sub-advised funds
•The CCO fees for sub-advised funds are to be borne fully by each sub-advised fund (i.e., the sub-advised fund bears entirely the additional sub-adviser fee)

*Discounted fees for funds [ ]+ apply to long-only equity or fixed-income index based ETFs. All other funds will be $[ ] per additional fund.
Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
•$[ ] per security per month
Section 15(c) Reporting
Add the following for fund administration services and data charges necessary to compile SEC required “peer reporting” information.
•$[ ] per fund per report
Liquidity Classification
Fees are charged monthly per portfolio

	12/01/2018 – 11/30/2019	12/01/2019 – 11/30/2020	12/01/2020 – 11/30/2021*
< [ ] unique instruments	$[ ]	$[ ]	$[ ]
[ ] – [ ] unique instruments	$[ ]	$[ ]	$[ ]
> [ ] unique instruments	$[ ]	$[ ]	$[ ]
* Rates after 11/30/2021 are subject to change

Ongoing Annual Legal Administration Services
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements: (Final Fee(s) subject to USBFS legal team review and approval)
•$[ ] first fund
•$[ ] each additional fund up to 9 funds

Regulatory Administration Project Fee for the registration of the Nationwide S&P 500 Risk-Managed
Income ETF, Nationwide Dow Jones Risk-Managed Income ETF, and Nationwide Russell 2000 Risk-
Managed Income ETF: $[ ] per fund ($[ ] in aggregate)

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (currently GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor and sub-advisor facilities.

1 Fees are calculated pro rata and billed monthly

OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance at December 2021
Outbound Calling & Marketing Campaigns
•Cost based on project requirements

Advisor’s Signature below acknowledges approval of the three (3) pages of fee schedules on this Third Amended Exhibit P.

Nationwide Fund Advisors

By:__/s/ Lee T. Cummings________

Printed Name: ___ Lee T. Cummings_______________

Title: ____SVP____________________    Date: ___11/22/21__

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